Ernst & Young LLP Suite 1200 401 East Jackson Street Tampa, FL 33602 Tel: +1 813 225 4800 Fax: +1 813 225 4711 www.ey.com

Consent of Independent Registered Certified Public Accounting Firm

We consent to the reference of our firm under the caption “Experts” in the Post–Effective Amendment No. 4 to the Registration Statement (Form S–1 No. 333-152697) and related Prospectus of HSN, Inc. and to the incorporation by reference therein of our report dated March 27, 2009, with respect to the financial statements and schedule of HSN, Inc. for each of the three years in the period ended December 31, 2008, included in its Annual Report (Form 10–K) for 2008, filed with the Securities and Exchange Commission.

November 20, 2009